Laboratory Corporation of America-Registered Trademark- Holdings
358 South Main Street
Burlington, NC   27215

FOR IMMEDIATE RELEASE
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CONTACT:  336-584-571                       SHAREHOLDER DIRECT: 800-LAB-0401
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          MEDIA - CYNTHIA JAY, EXT. 5052                        WWW.LABCORP.COM
          INVESTORS - PAMELA SHERRY, EXT. 4855


   LABCORP-REGISTERED TRADEMARK  AND ROCHE DIAGNOSTICS TEAM TO
                  PROVIDE DRUG TESTING RESULTS
                      IN LESS THAN ONE HOUR

BURLINGTON, NORTH CAROLINA - MAY 10, 1999 -- Laboratory Corporation of America-Registered Trademark-Holdings (LabCorp-Registered Trademark-) (NYSE: LH), headquartered in Burlington, North Carolina, and Roche Diagnostics Corporation (RDC), with corporate headquarters in Indianapolis, Indiana, announce an initiative that provides a new on-site testing program called Rapid Assessment of Drug and Alcohol Results (RAdar) to employers. In addition to LabCorp's strength in lab-based urine testing, this combination will provide the employer the largest network of on-site testing capability in the United States. LabCorp is the largest provider of drug testing services in the United States and RDC is the leading innovator of on-site drug testing products. The quick and innovative system could change the way corporations approach drug testing.
     "With unemployment rates at all-time lows, competition to hire highly-qualified staff from the pool of available personnel becomes more intense," said Randy Simmons, senior vice president of LabCorp's occupational testing business. "On-site testing gives the employer another option to obtain drug testing results within hours." The process provides results determined by guidelines that consider recognized quality control factors, technologies, and chain of custody concepts.
     LabCorp will use Roche Diagnostics' product, TesTcup-Registered Trademark-, for collection. Specially designed for on-site use in the workplace, criminal justice, emergency room, and drug treatment testing markets, TesTcup-Registered Trademark- is a self-contained, integrated collection and testing device that provides results in minutes. "The RAdar program is effective for customers who need fast turnaround time while ensuring quality results," said Mark Williams, vice president, point of care, for RDC. "It gives employers the tools to make more rapid hiring decisions when they need to."

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     Some of the features of the program include:
     1) Immediate testing of the specimen, screening for amphetamines, PCP, opiates, cannabinoids, and cocaine.

     2) Chain of custody specimen collection at an approved LabCorp patient service center location.

     3) Negative screening results entered into LabCorp's computerized reporting system; positive specimens automatically sent to one of LabCorp's SAMHSA-accredited reference laboratories for confirmation.

     4) Use of the new Compliance Software Incorporated software system to integrate the TesTcup-Registered Trademark- on-site testing system with the lab and customers' reporting software.

     The Roche Group is a world leader in research-based health care with its principal business activities in pharmaceuticals, diagnostics, vitamins, fragrances and flavors. Through the company's Diagnostics Division, innovative products and services are made available to physicians, patients, hospitals and laboratories worldwide.
     Laboratory Corporation of America-Registered Trademark-Holdings (LabCorp-Registered Trademark-) is a national clinical laboratory with annual revenues of $1.6 billion in 1998. With 18,000 employees and over 100,000 clients nationwide, the company offers more than 2,000 clinical tests, ranging from simple blood analyses to more sophisticated technologies. Included in LabCorp's network of 25 major laboratories are three Centers of Excellence. The Center for Molecular Biology and Pathology, in Research Triangle Park (RTP), North Carolina, develops applications for polymerase chain reaction (PCR) technology. Its Center for Occupational Testing in RTP is the world's largest substance abuse testing facility, and the Center for Esoteric Testing in Burlington, North Carolina, performs the largest volume of rare analyses in the network. LabCorp's clients include physicians, state and federal governments, managed care organizations, hospitals, clinics, long-term care facilities, companies, and other clinical laboratories.
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